UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:	August 31, 2009
(Date of earliest event reported):	August 25, 2009

Commission File No. 1-14588

CODORUS VALLEY BANCORP, INC.

(Exact name of Registrant as specified in its Charter)

Pennsylvania	23-2428543
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)
105 Leader Heights Road P.O. Box 2887 York, Pennsylvania	17405-2887
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 717-747-1519

Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02:

On August 25, 2009, Codorus Valley Bancorp, Inc. (“Company” or “Corporation”) awarded stock options and restricted stock under the Company’s 2007 Long-Term Incentive Plan and 2000 Stock Incentive Plan (Plans) to directors and certain of its officers, including the awards to the Company named executive officers listed below:

Executive Officer	Restricted Shares	Qualified Options

Harry R. Swift	585	3,800
Jann A. Weaver	351	2,280
Larry J. Miller	10,385	0

The grant date for the stock options and restricted stock awards was August 25, 2009. The price of the stock options and restricted stock shall be set in accordance with the terms of the Plans. The stock options vest in six months and expire in ten years after the date of grant. Half of the restricted stock awards shall vest on the second anniversary of the date of grant, and the remainder shall vest on the third anniversary of the date of grant, except for Mr. Miller. His restricted shares shall vest over the longer of the aforementioned vesting period or upon repayment of the $16.5 million preferred stock issued to the U.S. Treasury under its Capital Purchase Program.

In addition, the Company and its wholly-owned subsidiary, PeoplesBank, A Codorus Valley Company (the “Bank”) entered into an Employment Agreement, dated August 25, 2009, with Harry R. Swift. The Agreement provides that Mr. Swift will continue in his position as the Company’s Vice President, Secretary and General Counsel as well as Executive Vice President, Chief Operating Officer and General Counsel of the Bank. The Agreement has a term of three years, and the term automatically extends for an additional 12 months after every 12 months that expire. In addition, the Agreement provides for a salary of $190,000 per year and Mr. Swift is eligible for a discretionary bonus and employee benefits typical for similarly situated executives of the Corporation.

The Agreement prevents Mr. Swift from competing with the Corporation or the Bank within 50 miles of the Bank’s registered office for a period of one year after termination of employment other than in connection with a change of control.

If Mr. Swift’s employment is terminated by the Corporation or the Bank other than for death, disability or for cause, Mr. Swift is entitled to receive an amount equal to the greater of his salary for the remainder of the term or his salary, and he is entitled to continue to receive employee benefits for one year. If Mr. Swift terminates his employment for good reason, other than following a change in control, he is entitled to an amount equal to his salary and to continued employee benefits for one year. If Mr. Swift terminates his employment for good reason within two years following a change of control, he is entitled to receive 2.5 times the sum of (i) his then current salary and (ii) the highest bonus paid to him in the prior three calendar years, and his employee benefits will continue during such period. If this amount triggers an excise tax under Section 4999 of the Internal Revenue Code, the Corporation and the Bank will pay Mr. Swift such additional amount as is necessary to cause him to receive, net of the excise tax, the full original amount, subject only to income and employment taxation.

For purposes of the termination provisions just described, “cause” means failure to perform, engaging in misconduct, breach of confidentiality obligations or fiduciary obligations, dishonesty or gross negligence, violation of law or conduct which discredits the Corporation or Bank. “Good reason” means a reduction in title or responsibilities, reassignment which requires Mr. Swift to move his principal residence more than 25 miles form the Corporation’s executive office, removal of Mr. Swift from office except for termination for cause, reduction of Mr. Swifts salary below the salary in effect on the date of the agreement, failure of the Corporation to provide benefits as good as the benefits in effect as of the date of the agreement, giving notice that the Corporation no longer wants to automatically extend the term of the agreement or material breach by the Corporation of the Agreement. Finally, a “change in control” means (i) acquisition by a person or group of more than 50% of the total fair market value or total voting power of the stock of the Corporation or the Bank; (ii) a person or group acquires in one or more transactions in a 12 month period ownership of stock of the Corporation or Bank having 35% or more of the total voting power of the Corporation or the Bank or a majority of members of the Corporation’s Board is replaced during any 12 month period by directors whose appointment or election was not endorsed by a majority of the members of the Corporation’s Board; or (iii) a person or group acquires in any 12 month period assets from the Corporation or the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation or Bank immediately prior to the acquisitions, excluding certain restructuring activities of the Bank and Corporation.

The Corporation is a participant in the United States Department of the Treasury (“Treasury”), TARP Capital Purchase Program (“CPP”). As a result, until such time as the Corporation is no longer a CPP participant ( the “CPP Compliance Period”), no amount provided for in Mr. Swift’s Employment Agreement may be accrued, vested or paid except as permitted by the CPP and the legal and regulatory restrictions applicable to the Corporation thereunder. Upon conclusion of the CPP Compliance Period, Mr. Swift’s Employment Agreement shall be construed thereafter without the CPP restrictions.

Mr. Swift’s employment agreement is attached hereto as Exhibit 10.1.

Item 9.01—Financial statements and exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement with Harry R. Swift

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 31, 2009	CODORUS VALLEY BANCORP, INC. By: _/s/ Larry J. Miller_____________ Larry J. Miller, President and CEO